Exhibit 3.4

Exhibit A

Preferred Stock.  A Class of 8,000,000 "blank check" preferred shares, $0.001 par value, which may be converted to common stock on terms and conditions set out by the Board of Directors from time to time.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of such preferred stock to series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, irritations or restrictions thereof.

The authority of the Board with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

A.    A number of shares constituting the series and distinctive designation of the series;

B.    The dividend rate of the shares of the series, whether dividends shall be cumulative, and, if so, for which date or dates, and the relative rights of priority, if any, of payments of the dividends on the shares of the series;

C.    Whether the series will have voting rights, and if so, the terms of the voting rights;

D.    Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

E.    Whether the shares will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

F.    Whether the series shall have a sinking fund for the redemption or purchase of the shares of the series, and, if so, the terms and amount of the sinking fund;

G.    The rights of the shares in the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of the series; and

H.    Any other relative terms, rights, preferences and limitation, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Nevada as in effect at the time of the creation of such series.